FEDERAL INSURANCE COMPANY
Endorsement No.:	13
Bond Number:	70437076
NAME OF ASSURED: HUNTINGTON FUNDS

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 12 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on August 15, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 23, 2012

By
Authorized Representative

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No:	14
Bond Number:	70437076
NAME OF ASSURED: HUNTINGTON FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Huntington Funds

Huntington VA Balanced Fund

Huntington VA Dividend Capture Fund

Huntington VA Growth Fund

Huntington VA Income Equity Fund

Huntington VA International Equity Fund

Huntington VA Macro 100 Fund

Huntington VA Mid Corp. America Fund

Huntington VA Mortgage Securities Fund

Huntington VA New Economy Fund

Huntington VA Real Strategies Fund

Huntington VA Rotating Markets Fund

Huntington VA Situs Fund

Huntington Balanced Allocation Fund — A

Huntington Conservative Allocation Fund — A

Huntington Dividend Capture Fund — A

Huntington Dividend Capture Fund — Trust

Huntington Disciplined Equity Fund (Class A and Trust Shares)

Huntington Fixed Income Securities Fund — A

Huntington Fixed Income Securities Fund — Trust

Huntington Global Select Markets Fund — A

Huntington Global Select Markets Fund — Trust

Huntington Growth Allocation Fund — A

Huntington Growth Fund — A

Huntington Growth Fund — Trust

Huntington Income Equity Fund — A

Huntington Income Equity Fund — Trust

Huntington Intermediate Government Income Fund — A

Huntington Intermediate Government Income Fund — Trust

Huntington International Equity Fund — A

Huntington International Equity Fund — Trust

Huntington Macro 100 Fund — A

Huntington Macro 100 Fund — Trust

Huntington Mid Corp America Fund — A

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

Huntington Mid Corp America Fund — Trust

Huntington Money Market Fund — A

Huntington Money Market Fund — Trust

Huntington Money Market Fund — Interfund Shares

Huntington Mortgage Securities Fund — A

Huntington Mortgage Securities Fund — Trust

Huntington New Economy Fund — A

Huntington New Economy Fund — Trust

Huntington Ohio Municipal Money Market Fund — A

Huntington Ohio Municipal Money Market Fund — Trust

Huntington Ohio Tax-Free Fund — A

Huntington Ohio Tax-Free Fund — Trust

Huntington Real Strategies Fund — A

Huntington Real Strategies Fund — Trust

Huntington Rotating Markets Fund — A

Huntington Rotating Markets Fund — Trust

Huntington Short/Intermediate Fixed Income Securities Fund — A

Huntington Short /Intermediate Fixed Income Securities Fund — Trust

Huntington Situs Fund — A

Huntington Situs Fund — Trust

Huntington Tax-Free Monev Market Fund — A

Huntington Tax-Free Money Market Fund — Trust

Huntington Technical Opportunities Fund — A

Huntington Technical Opportunities Fund — Trust

Huntington U.S. Treasury Monev Market Fund — A

Huntington U.S. Treasury Money Market Fund — Trust

Huntington World Income — A

Huntington World Income — Trust

Huntington US Equity Rotation Strategy ETF

Huntington Ecological Strategy ETF

Huntington Strategy Shares

Huntington Income Generation Fund

This Endorsement applies to loss discovered after 12:01 a.m. on August 15, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 23, 2012

By
Authorized Representative

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2